Maine & Maritimes Corporation Reports 2005 Results

PRESQUE ISLE, ME -- 03/24/2006 -- Maine & Maritimes Corporation (the "Corporation" or "MAM") (AMEX: MAM) reported a fourth quarter 2005 income per share of $0.14, or $227,000, compared to a fourth quarter 2004 income of $0.31 per share, or $508,000. This quarter's reduced earnings were attributable to a number of factors, including, but not necessarily limited to, increased interest charges, as well as the Corporation's continued investment in its diversification and transformation initiatives related to its unregulated portfolio of businesses. Total revenues increased $2.84 million or 7.6% in 2005 compared to 2004. However, consolidated earnings results for the twelve-month period ended December 31, 2005, were a loss of $0.13 per share, or $220,000, compared with income of $0.82 per share or $1.32 million in the prior year.

Based on these results and the need for the Company to reinvest in its transition post deregulation and generation divestiture, MAM's Board of Directors has decided not to pay a first quarter dividend. Until free cash flows improve, the Company cannot warrant continuing to pay dividends on a quarter-on-quarter basis. However, its long-term goal is to reinstate a competitive dividend, migrating from a yield-only stock to a stock classified as growth at a reasonable price.

"Earnings results for the year were diminished due to a myriad of factors," said J. Nick Bayne, President and Chief Executive Officer of MAM. "The performance of Maine Public Service Company ("MPS") during the year was lower than historically expected due to a number of factors, such as an increase in its stranded cost expenses of approximately $522,000 and approximately $658,000 in increased costs for compliance and governance, primarily associated with the Sarbanes-Oxley Act. Additional costs impacting MPS's performance included an approximate $205,000 increase in workers compensation insurance and an approximate $244,000 increase in costs associated with the operation of its service transportation fleet. During the first quarter of 2006 as a result of rising costs, MPS filed for a distribution rate increase with the Maine Public Utilities Commission.

"In Management's opinion, the underperformance of The Maricor Group ("TMG") resulted from its slowed acquisition strategy in 2005, lagging sales, and increased costs associated with transitioning acquisitions from small privately-held firms to publicly-traded company standards. TMG is expanding its business development organization to address lagging sales and evaluating potential acquisition targets. The performance of Maricor Technologies, Inc. ("MTI") reflected its start-up status and emphasis on new product development, preparing for its new product roll-out in early- to mid-2006. Maricor Properties, Ltd ("MPL"), also in its start-up phase during 2005, experienced low occupancy rates during the year. However, during the year, MPL succeeded in expanding and renewing its property holdings, as well as gaining new tenant commitments that should result in full occupancy during 2006.

"The year 2005 reflected the start-up status of our unregulated growth and diversification enterprises. While we are disappointed in our 2005 economic performance, this year's bottom line results do not adequately reflect the progress made in building our new platform for growth post deregulation. We remain encouraged by our progress and continue to take meaningful steps to ensure improved economic performance, including a refocus on our acquisitions strategy. We believe the steps we are taking will result in improved performance and increased long-term shareholder value," said Bayne.

Business Unit Results

Holding Company

Maine & Maritimes Corporation has made significant progress in implementing its overall growth strategy. However, it continues to be faced with challenges post-deregulation and generation divestiture associated with transitioning from a vertically integrated regulated electric utility to a diversified portfolio of both regulated and unregulated businesses. These challenges include gaining adequate scale to offset relatively fixed corporate costs historically borne, almost in whole, by MAM's regulated operations. These relatively fixed corporate costs include governance, holding company administration, risk management, regulatory compliance, and other costs associated with being publicly traded.

Maine Public Service Company

On a segment basis, MPS's 2005 core earnings were $2.26 million, as compared to $3.04 million for 2004. Overall electric consumption increased approximately 5,200 megawatt hours, resulting in a revenue increase of $580,000, or 1.72%. Although MPS's revenues increased compared to 2004, transmission and distribution expenses increased by $843,000, or 26.8%; total operations and maintenance expenses increased $287,000, or 2.04%; and stranded cost expenses increased during 2005 by approximately $522,000, or 5.2%. MPS's 2005 expense increases were also impacted by other factors, such as, but not necessarily limited to: (a) increased transportation expenses allocated to transmission and distribution activities, including fuel costs, repair costs and labor expenses; (b) increased workers' compensation insurance costs; and (c) costs of compliance and governance, mostly due to Sarbanes-Oxley.

Given increasing regulatory, compliance, insurance, fuel, employee benefits, and other costs that are beyond our direct control, MPS formally notified the Maine Public Utilities Commission in January, 2005, of its intention to file for a distribution rate increase in March of this year. The Company seeks to increase its total revenues by approximately $2.7 million. If approved in full, the new rates would result in an increase of approximately 4% on average retail electricity rates.

The Maricor Group

Total revenues for The Maricor Group ("TMG") and its subsidiaries, The Maricor Group, Canada Ltd ("TMGC") and The Maricor Group, New England, Inc. ("TMGNE") for 2005 were $5.29 million, compared to $3.41 million in 2004, an increase of 55.1%, due in part to two acquisitions in June 2004. In 2005, revenues at TMGC's Moncton division, which operated for all of 2004 and 2005, were $1.33 million, an increase of 20% over 2004 revenues of $1.11 million.

TMG experienced a loss of approximately $386,000, or $0.24 per share in 2005, compared to a loss of $423,000, or $0.26 per share in 2004. The 2005 loss consisted of $117,000 of interest expense, $45,000 of corporate D&O and medical insurance, $144,000 of legal and consulting costs, and other sundry expenses. The 2004 loss was largely attributable to sales, marketing and integration costs.

TMGNE lost $243,000 or $0.15 per share in 2005, compared to net income of $55,000 or $0.03 per share in 2004. This division was acquired in June 2004; therefore, the 2004 results represent only six months of activity, compared to twelve months in 2005. TMGNE's loss was attributable to costs associated with consolidating operations from Hudson to Boston, Massachusetts, employee transitioning costs associated with the geographic consolidation and purchase of RES Engineering, Inc., and lagging market traction due to insufficient business development staffing.

TMGC lost $60,000 or $.04 per share in 2005, compared to a loss of $120,000, or $0.07 per share in 2004. The 2004 loss at TMGC was also largely attributable to sales, marketing and integration costs during the start-up and acquisition period. TMGC's 2004 results include only six months of activity for the Halifax division, acquired in June, 2004, and a full year's activity for the Moncton division, acquired in December, 2003.

According to Bayne, "Converging marketplace realities, including aging facility infrastructure assets, environmental pressures associated with climate change, turbulent energy prices, energy security concerns, and capital expenditure pressures associated with deferred maintenance and asset renewal liabilities reinforce TMG's overall value proposition. We believe these macro-economic trends will be pervasive and will continue to represent challenges within North America for the long-term, providing increased opportunities for TMG's sustainable-oriented product and service solutions. It is critical we increase and improve our business development efforts and expand our scale, building on the progress made in our sales pipeline during 2005."

Maricor Properties Ltd

For the twelve months ended December 31, 2005, Maricor Properties Ltd ("MPL") and its subsidiaries, Mecel Properties Ltd and Cornwallis Court Developments Ltd, incurred a loss of $115,000, or approximately $0.07 per share, compared to a loss of $22,000 or $0.01 per share in 2004, with 2004 representing a half year of performance. Approximately $80,000 of the 2005 loss is attributable to depreciation expense on the buildings. Throughout 2005, MPL primarily leased space to the TMGC division of The Maricor Group, with only one third-party tenant. However, beginning with the acquisition of Cornwallis Court Developments Ltd in October, 2005, and the signing of additional leases in 2006 at the Vaughan Harvey Boulevard building, MPL has expanded its third-party tenant base, cash flows and expected earnings.

According to Bayne, "The real estate portion of MAM's investment portfolio is strategically important from several perspectives. Leased rental properties provide annuity-type earnings to offset projected reductions in MPS's return on stranded costs. Additionally, they contribute from a positive cash flow perspective, with potential for the appreciation of assets. Through leveraging equity and/or selling appreciated properties, these investments can provide additional earnings or opportunities for additional capital formation. Combined, in a little over one and a half years with little capital investment by its parent company, MPL has amassed real estate with appraised values of over $10.2 million CDN, compared to a purchase price of approximately $9.1 million CDN, including approximately $1.5 million CDN in renovations and tenant uplifts in the Moncton Vaughan Harvey complex."

Maricor Technologies, Inc.

Maricor Technologies, Inc. ("MTI") experienced a $318,000 loss for the year 2005, or approximately $0.19 per share. Of this amount, $298,000 is attributable to the amortization of software costs. Throughout 2005, MTI's focus was on expansion of its asset management and capital planning software solutions, supporting its existing customers while increasing its market competitiveness. Emphasis was directed toward customer retention post acquisition of the iPlan™ and Building Blocks™ software solutions.

"In 2005, MTI was successful in retaining its existing customer base and has begun its marketing and sales expansion, targeting new customers and expanding channel marketing partners. Recognizing increasing market demand for facilities-related software solutions that support sustainability and energy management, MTI entered into technology agreements with several organizations, including GridLogix to support a streamlined energy capital planning process for facilities and demand-side management programs. These new products are projected for release during the first half of 2006," stated Bayne.

Maine & Maritimes Corporation and Subsidiaries Earnings Report for the three months and twelve months ended December 31, 2005, is as follows:

            (dollars in thousands except per share amounts)

                            Three Months Ended        Twelve Months Ended
                                December 31,             December 31,
                                 Unaudited                 Unaudited
                             2005         2004         2005         2004
                          ---------    ---------    ---------    ---------

Regulated Operating
 Revenues                 $   9,466    $   9,429    $  34,299    $  33,733
Unregulated Operating
 Revenues                     1,510        1,205        5,675        3,405
                          ---------    ---------    ---------    ---------
Total Operating Revenues  $  10,976    $  10,634    $  39,974    $  37,138

(Loss) Income from
 Continuing Operations
 Available for Common
 Shareholders             $     228    $     519    $    (224)   $   1,726
(Loss) Income from
 Discontinued Operations         (1)         (11)           4         (408)
                          ---------    ---------    ---------    ---------
Total Consolidated Net
 (Loss) Income            $     227    $     508    $    (220)   $   1,318
                          =========    =========    =========    =========
Basic (Loss) Income per
 Common Share from
 Continuing Operations    $    0.14    $    0.31    $   (0.13)   $    0.82
Basic (Loss) Income per
 Common Share from
 Discontinued Operations          -            -            -            -
                          ---------    ---------    ---------    ---------
Total (Loss) Income
 per Common Share         $    0.14    $    0.31    $   (0.13)   $    0.82
                          =========    =========    =========    =========

Diluted (Loss) Income
 per Common Share from
 Continuing Operations    $    0.13    $    0.31    $   (0.13)   $    0.81
Diluted (Loss) Income per
 Common Share from
 Discontinued Operations          -            -            -            -
                          ---------    ---------    ---------    ---------
Total (Loss) Income per
 Common Share             $    0.13    $    0.31    $   (0.13)   $    0.81
                          =========    =========    =========    =========

About Maine & Maritimes Corporation

Maine & Maritimes Corporation is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility; The Maricor Group and its subsidiaries, The Maricor Group, Canada Ltd, and The Maricor Group New England, Inc., both building sciences, energy efficiency and lifecycle asset management services companies; Maricor Properties Ltd and its subsidiaries, Cornwallis Court Developments Ltd and Mecel Properties Ltd, and its joint venture subsidiary Maricor Ashford Ltd, which are Canadian real estate development and investment companies; and Maricor Technologies, Inc., a sustainable lifecycle asset management and capital planning information technology subsidiary. MAM's headquarters are in Presque Isle, Maine and its subsidiaries maintain offices in Moncton and Saint John, New Brunswick, Canada; Halifax, Nova Scotia, Canada; Boston, Massachusetts; and Portland, Maine. MAM's corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information

NOTE: This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Although Maine & Maritimes Corporation ("MAM") believes that in making such statements, its expectations are based on reasonable assumptions, any such statement involves uncertainties and risks. MAM cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, MAM's ability to raise necessary financing, and MAM's ability to execute its business plans in a timely and efficient manner.

For More Information Contact:
Annette N. Arribas
VP, Investor Relations and Treasurer
Tel: 207.760.2402
Toll-free in US and Canada: 877.272.1523
Email: aarribas@maineandmaritimes.com